Exhibit 23.6

CONSENT OF PERFORMANCE TRUST CAPITAL PARTNERS
We hereby consent to the use of our name and to the description of our opinion, dated October 9, 2018, under the caption “Opinion of Mainland Bank’s Financial Advisor” in, and to the inclusion of our opinion letter as Annex B, to the proxy statement/prospectus of Mainland Bank and Investar Holding Corporation, which proxy statement/prospectus forms a part of the Registration Statement on Form S-4 of Investar Holding Corporation. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ Performance Trust Capital Partners, LLC
Chicago, Illinois
December 17, 2018